EXHIBIT 5(a)

April 19, 2005

Entergy Mississippi, Inc.
308 Pearl Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Mississippi, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $50,000,000 in aggregate amount of its Preferred Stock, Cumulative, $25 Par Value (the "$25 Preferred Stock"), to be issued in one or more new series, we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

Subject to the qualifications hereinafter expressed, we are of the further opinion that the $25 Preferred Stock of each series, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued, fully paid and non-assessable.

For purposes of the opinions set forth above, we have assumed (1) that the $25 Preferred Stock will be issued and delivered in compliance with appropriate action with regard to the issuance of the $25 Preferred Stock by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, (2) that the $25 Preferred Stock will be issued and delivered in compliance with the Company's Amended and Restated Articles of Incorporation, as amended, and the Mississippi Business Corporation Act, (3) that the $25 Preferred Stock will be issued and delivered in compliance with the due authorization of the Company's Board of Directors and (4) that the Company's Amended and Restated Articles of Incorporation, as amended, will have been validly, legally and appropriately amended further designating and describing each such series of $25 Preferred Stock to be issued and delivered.

This opinion is limited to the laws of the State of Mississippi.

We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                                                                                        Very truly yours,

WISE CARTER CHILD & CARAWAY,
Professional Association

By:/s/ Betty Toon Collins
Betty Toon Collins